EXHIBIT 99.1

Investor Contact:
Andrew Skobe
Treasurer
212-702-4300

For Release: November 9, 2006

American Real Estate Partners, L.P. Reports Third-Quarter Financial Results

•	Revenues of $373.3 million, an increase of $83.9 million

•	Earnings of $103.1 million, compared to losses of $126.1 million

•	Investment gains of $22.2 million, compared to investment losses of $23.8 million

•	Board of Directors approved $0.10 per depositary unit quarterly distribution

•	Entered into agreement to sell The Sands Hotel and Casino

•	Entered into Letter of Intent to sell our Oil and Gas operations

New York, NY - American Real Estate Partners, L.P. (“AREP”) (NYSE:ACP) today reported its third quarter 2006 earnings of $103.1 million, or $1.63 per LP unit, compared to third quarter 2005 losses of $126.1 million, or $1.99 per LP unit.

Three Months Ended September 30, 2006

For the third quarter of 2006, revenues increased to $373.3 million from $289.4 million during the third quarter of 2005. The increase in revenues was primarily due to the inclusion of revenue from AREP’s Home Fashion segment, which was acquired in August 2005, for the full period. AREP reported an operating loss of $13.4 million for the third quarter of 2006 compared to operating income of $11.0 million for the third quarter of 2005. This loss is primarily attributable to the inclusion of operating losses from AREP’s Home Fashion segment for the full period.

Nine Months Ended September 30, 2006

For the first nine months of 2006, revenues increased to $1.1 billion from $496.6 million during the first nine months of 2005. The increase in revenues was primarily due to the inclusion of revenue from AREP’s Home Fashion segment, which was acquired in August 2005, for the full period. AREP reported an operating loss of $62.9 million for the first nine months of 2006 compared to operating income of $46.2 million for the first nine months of 2005. This loss is primarily attributable to the inclusion of operating losses from AREP’s Home Fashion segment for the full period.

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The following table presents results for the third quarter of 2006 and 2005 by segment and for discontinued operations (in millions):

	Operating Income (Loss)		Depreciation, Depletion & Amortization
For three months:	2006	2005	2006	2005
Gaming (1)	$9.4	$14.3	$7.4	$5.8
Real Estate	5.7	4.5	1.5	1.6
Home Fashion (2)	(24.3)	(5.1)	6.3	6.9
Holding Company	(4.1)	(2.7)	1.4	0.5
Total	$(13.3)	$11.0	$16.6	$14.8
Discontinued Ops	$79.7	$(41.9)	$29.5	$25.9

(1)	Includes Aquarius in the third quarter of 2006.

(2)	Home fashion results included from August 8, 2005.

Gaming

AREP’s wholly-owned subsidiary, American Casino & Entertainment Properties LLC, owns three Las Vegas casinos: Stratosphere Casino Hotel and Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, and one casino in Laughlin, Nevada: the Aquarius Casino Resort, which was acquired on May 19, 2006.

For the third quarter of 2006, AREP’s Gaming segment, excluding the Aquarius, had net revenues of $78.6 million, a decrease of 3.8% from the third quarter of 2005, operating income of $10.6 million, a decrease of 25.7% from the third quarter of 2005, and depreciation and amortization of $6.0 million.

For the first nine months of 2006, AREP’s Gaming segment, excluding the Aquarius, had net revenues of $246.4 million, an increase of 0.1% from the first nine months of 2005, operating income of $44.9 million, a decrease of 13.8% from the first nine months of 2005, and depreciation and amortization of $17.6 million.

Real Estate

AREP’s Real Estate segment is comprised of three groups: rental real estate; property development and resort operations. For the third quarter of 2006, real estate activities had revenues of $33.1 million, an increase of 37.6% from the third quarter of 2005, operating income of $5.7 million, an increase of 26.5% from the third quarter of 2005, and depreciation and amortization of $1.5 million.

For the first nine months of 2006, real estate activities had revenues of $103.0 million, an increase of 53.9% from the first nine months of 2005, operating income of $24.1 million, an increase of 137.1% from the first nine months of 2005, and depreciation and amortization of $4.2 million.

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Home Fashion

On August 8, 2005, WestPoint International, Inc., an indirect subsidiary of AREP, completed the acquisition of substantially all the assets of WestPoint Stevens Inc. WPI is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products.

For the third quarter of 2006, AREP’s Home Fashion segment had revenues of $240.5 million, an operating loss of $24.3 million and depreciation of $6.3 million. Included in the operating loss are $3.3 million of restructuring charges.

For the first nine months of 2006, AREP’s Home Fashion segment had revenues of $721.1 million, an operating loss of $110.6 million and depreciation of $26.2 million. Included in the operating loss are $33.7 million of restructuring and impairment charges.

Discontinued Operations

On September 3, 2006, our indirect majority owned subsidiary, Atlantic Coast Entertainment Holdings, Inc., or Atlantic Coast, our 99% subsidiary, American Real Estate Holdings Limited Partnership, or AREH, and certain entities owned by or affiliated with AREH, entered into an agreement with Pinnacle Entertainment, Inc., or Pinnacle, pursuant to which Pinnacle agreed to acquire all of the outstanding membership interests in ACE Gaming LLC, or ACE, which owns The Sands Hotel and Casino in Atlantic City, New Jersey and 100% of the equity interests in certain subsidiaries of AREH which own parcels of real estate adjacent to The Sands, including approximately 7.7 acres known as the Traymore site. We own, through subsidiaries, approximately 67.6% of Atlantic Coast, which owns 100% of ACE. For the third quarter of 2006, our Atlantic City Gaming activities had revenues of $41.6 million, a decrease of 6.5% from the third quarter of 2005, and an operating loss of $10.4 million. For the first nine months of 2006, our Atlantic City Gaming activities had revenues of $124.0 million, a decrease of 1.1% from the first nine months of 2005, and an operating loss of $9.3 million.

On September 7, 2006, we and AREH entered into an Exclusivity Agreement and Letter of Intent with Riata Energy, Inc., or Riata, pursuant to which Riata would acquire all of the issued and outstanding membership interests of our indirect wholly owned subsidiary, NEG Oil & Gas LLC, through which we own all of our Oil and Gas operations. For the third quarter of 2006, our Oil and Gas activities had revenues of $135.6 million, compared to a loss of $2.3 million for the third quarter of 2005, and operating income of $89.3 million compared to an operating loss of $39.7 million for the third quarter of 2005. For the first nine months of 2006, our Oil and Gas activities had revenues of $330.5 million, an increase of 281.1% from the first nine months of 2005, and operating income of $200.9 million compared to an operating loss of $28.7 million for the first nine months of 2005.

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Holding Company Activity

Total general and administrative expenses (including acquisition costs) incurred by the holding company were $4.1 million for the third quarter of 2006 compared to $2.7 million for the third quarter of 2005 and $19.1 million for the first nine months of 2006 compared to $10.9 million for the first nine months of 2005.

Conference Call Information

AREP will discuss third quarter results on a conference call and Webcast on Thursday, November 9, 2006 at 10:00 a.m. EST. The Webcast can be viewed live on AREP’s website at www.arep.com. It will also be archived and made available at www.arep.com under the Investor Relations Section. The dial-in number for the conference call is (888) 935-4577. The access code is 8142995.

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American Real Estate Limited Partners, L.P. (NYSE: ACP), a master limited partnership, is a diversified holding company engaged in three primary business segments: Gaming, Real Estate and Home Fashion. For more information, please visit the company’s website at www.arep.com.

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Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are risks related to our gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation, substantial competition, rising operating costs and economic downturns; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage and competition for investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

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APPENDIX I

CONSOLIDATED STATEMENTS OF OPERATIONS
In millions of dollars except per unit data

	Three Months Ended September 30,
	2006	2005
		(Restated)

Revenues	$373.3	$289.4
Operating income (loss)	$(13.4)	$11.0
Interest expense	(27.8)	(24.7)
Interest income	11.5	10.6
Other income (expense), net	22.4	(22.8)
Pre-tax income (loss)	(7.3)	(25.9)
Income tax expense	(1.5)	(3.5)
Minority interests	8.9	2.4
Income (loss) from continuing operations	0.1	(27.0)
Income (loss) from discontinued operations	103.0	(99.1)
Net earnings (loss)	$103.1	$(126.1)
Net earnings (loss) attributable to:
Limited partners	$101.0	$(122.9)
General partner	2.1	(3.2)
Income tax expense	103.1	(126.1)
Net earnings (loss) per LP unit:
Basic earnings (loss):
Income (loss) from continuing operations	$-	$(0.42)
Income (loss) from discontinued operations	1.63	(1.57)
Basic earnings (loss) per LP unit	$1.63	$(1.99)
Weighted average units
Outstanding	61,857	61,857
Diluted earnings (loss):
Income (loss) from continuing operations	$-	$(0.42)
Income (loss) from discontinued operations	1.63	(1.57)
Diluted earnings (loss) per L.P. unit	$1.63	$(1.99)
Weighted average units and
equivalent units outstanding	61,857	61,857

APP-I-1

APPENDIX II

CONSOLIDATED STATEMENTS OF OPERATIONS
In millions of dollars except per unit data

	Nine Months Ended September 30,
	2006	2005
		(Restated)

Revenues	$1,102.9	$496.6
Operating income (loss)	$(62.9)	$46.2
Interest expense	(79.2)	(70.4)
Interest income	35.8	35.4
Other income (expense), net	88.6	(16.3)
Pre-tax income (loss)	(17.7)	(5.1)
Income tax expense	(10.1)	(13.4)
Minority interests	49.6	2.4
Income (loss) from continuing operations	21.8	(16.1)
Income (loss) from discontinued operations	202.1	(73.1)
Net earnings (loss)	$223.9	$(89.2)
Net earnings (loss) attributable to:
Limited partners	$219.5	$(82.6)
General partner	4.4	(6.6)
Income tax expense	223.9	(89.2)
Net earnings (loss) per LP unit:
Basic earnings (loss):
Income (loss) from continuing operations	$0.35	$(0.40)
Income (loss) from discontinued operations	3.20	(1.21)
Basic earnings (loss) per LP unit	$3.55	$(1.61)
Weighted average units
Outstanding	61,857	51,351
Diluted earnings (loss):
Income (loss) from continuing operations	$0.35	$(0.40)
Income (loss) from discontinued operations	3.20	(1.21)
Diluted earnings (loss) per L.P. unit	$3.55	$(1.61)
Weighted average units and
equivalent units outstanding	61,867	51,351

APP-II-1

APPENDIX III

CONSOLIDATED SUMMARY BALANCE SHEET

The following table presents AREP’s consolidated summary balance sheet data as of September 30, 2006 and December 31, 2005 ($ in millions):

	September 30,	December 31,
	2006	2005
		(Restated)
Assets
Cash and cash equivalents	$280.7	$460.1
Investments	1,037.2	820.7
Assets of disc. ops. available for sale	1,305.0	1,177.4
Other current assets	569.7	657.0
Total current assets	3,192.6	3,115.2
Non-current investments	15.4	3.0
Property, plant and equipment	804.7	747.2
Other assets	64.1	77.7
Intangible assets	26.5	23.4
Total assets	$4,103.3	$3,966.5

Liabilities
Current liabilities	$393.1	$426.1
Liabilities of disc. ops. available for sale	420.9	489.6
Long-term debt	1,185.9	1,111.7
Other long term-term liabilities	21.6	24.0
Preferred limited partnership units	116.2	112.1
Total liabilities	2,137.7	2,163.5
Minority interests	266.3	304.6
Partners’ equity	1,699.3	1,498.4
Total liabilities and partners’ equity	$4,103.3	$3,966.5

APP-III-1